Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	First Quarter
	2016	2015
	($ in millions, except per share amounts)

Railway operating revenues
Merchandise	$1,549	$1,520
Intermodal	522	592
Coal	349	455
Total railway operating revenues	2,420	2,567

Railway operating expenses
Compensation and benefits	723	783
Purchased services and rents	379	423
Fuel	149	264
Depreciation	252	245
Materials and other	194	246

Total railway operating expenses	1,697	1,961

Income from railway operations	723	606

Other income – net	16	21
Interest expense on debt	139	132

Income before income taxes	600	495

Provision for income taxes
Current	169	173
Deferred	44	12
Total income taxes	213	185

Net income	$387	$310

Earnings per share
Basic	$1.30	$1.01
Diluted	1.29	1.00

Weighted average shares outstanding (note 1)
Basic	297.2	306.8
Diluted	298.9	309.6

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Comprehensive Income
(Unaudited)

	First Quarter
	2016	2015
	($ in millions)

Net income	$387	$310
Other comprehensive income, before tax:
Pension and other postretirement benefits	7	10
Other comprehensive loss of equity investees	(1)	(4)

Other comprehensive income, before tax	6	6
Income tax expense related to items of other
comprehensive income	(3)	(3)

Other comprehensive income, net of tax	3	3

Total comprehensive income	$390	$313

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2016	2015
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$589	$1,101
Accounts receivable – net	961	946
Materials and supplies	315	271
Other current assets	101	194
Total current assets (note 2)	1,966	2,512

Investments	2,617	2,572
Properties less accumulated depreciation of $11,520 and
$11,478, respectively	29,135	28,992
Other assets	67	63

Total assets	$33,785	$34,139

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,119	$1,091
Short-term debt	100	200
Income and other taxes	299	203
Other current liabilities	313	237
Current maturities of long-term debt	—	500
Total current liabilities	1,831	2,231

Long-term debt	9,398	9,393
Other liabilities	1,344	1,385
Deferred income taxes (note 2)	8,989	8,942

Total liabilities	21,562	21,951

Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 295,737,821 and 297,795,016 shares,
respectively, net of treasury shares	297	299
Additional paid-in capital	2,147	2,143
Accumulated other comprehensive loss	(442)	(445)
Retained income	10,221	10,191

Total stockholders’ equity	12,223	12,188

Total liabilities and stockholders’ equity	$33,785	$34,139

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	First Quarter
	2016	2015
	($ in millions)
Cash flows from operating activities
Net income	$387	$310
Reconciliation of net income to net cash provided by operating activities:
Depreciation	253	246
Deferred income taxes	44	12
Gains and losses on properties	(2)	(5)
Changes in assets and liabilities affecting operations:
Accounts receivable	(15)	23
Materials and supplies	(44)	(32)
Other current assets	84	176
Current liabilities other than debt (note 3)	200	(71)
Other – net	(28)	(28)

Net cash provided by operating activities	879	631

Cash flows from investing activities
Property additions	(398)	(392)
Property sales and other transactions	12	16
Investment purchases	(23)	(3)
Investment sales and other transactions	1	1

Net cash used in investing activities	(408)	(378)

Cash flows from financing activities
Dividends	(176)	(181)
Common stock transactions (note 3)	(7)	(5)
Purchase and retirement of common stock (note 1)	(200)	(415)
Debt repayments	(600)	(101)

Net cash used in financing activities	(983)	(702)

Net decrease in cash and cash equivalents	(512)	(449)

Cash and cash equivalents
At beginning of year	1,101	973

At end of period	$589	$524

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$70	$71
Income taxes (net of refunds)	2	12

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1.     Stock Repurchase Program
We repurchased 2.6 million and 3.9 million shares of common stock in the first quarters of 2016 and 2015, respectively, at a cost of $200 million and $415 million, respectively. We have remaining authorization from our Board of Directors to repurchase up to 21.3 million shares through December 31, 2017. The timing and volume of purchases is guided by our assessment of market conditions and other pertinent factors. Any near-term share repurchases are expected to be made with internally generated cash, cash on hand, or proceeds from borrowings. Since the beginning of 2006, we have repurchased and retired 153.7 million shares at a total cost of $9.7 billion.

2.     New Accounting Pronouncement
In November 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2015-17, "Balance Sheet Classification of Deferred Taxes." This update requires that deferred tax liabilities and assets be classified as noncurrent on the balance sheet rather than as separate current and noncurrent amounts. We adopted the provisions of this ASU during the first quarter of 2016 and applied it retrospectively. The adoption of ASU 2015-17 resulted in the presentation of $86 million of current deferred income tax assets as a reduction of "Deferred income taxes" in the long-term liabilities section of the Consolidated Balance Sheet at March 31, 2016. We retrospectively presented the December 31, 2015 Consolidated Balance Sheet and related disclosures to reflect the reclassification of $121 million of deferred income tax assets from "Deferred income taxes" in the current assets section of the balance sheet to "Deferred income taxes" in the long-term liabilities section of the balance sheet. There was no other impact on our consolidated financial statements or related disclosures from the adoption of ASU 2015-17.

3.    Stock-Based Compensation
In March 2016, the FASB issued ASU No. 2016-09, "Improvements to Employee Share-Based Payment Accounting." We adopted the provisions of this ASU during the first quarter of 2016. This update principally affects the recognition of excess tax benefits and deficiencies and the cash flow classification of share-based compensation-related transactions. The classification requirements on the Consolidated Statements of Cash Flows for the adoption of ASU 2016-09 resulted in a $21 million increase in "Current liabilities other than debt" within the operating activities section and a corresponding decrease in "Common stock transactions" within the financing activities section for the first quarter of 2016. We retrospectively presented the Consolidated Statements of Cash Flows for the first quarter of 2015 to reflect a $26 million increase in "Current liabilities other than debt" within the operating activities section and a corresponding decrease in "Common stock transactions" within the financing activities section. ASU 2016-09 did not have a material effect on our consolidated financial statements or related disclosures.